[Letterhead of Jones Day]

Exhibit 8.2

June 21, 2005

Western Wireless Corporation
3650 131st Avenue, S.E.
Suite 400
Bellevue, Washington 98006

Ladies and Gentlemen:

     We have acted as tax counsel to Western Wireless Corporation, a Washington corporation (“Western”), in connection with its proposed merger (“Merger”) with and into Wigeon Acquisition LLC (“Merger Sub”), a Washington limited liability company and a direct, wholly-owned subsidiary of ALLTEL Corporation, a Delaware corporation (“ALLTEL”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 9, 2005, among ALLTEL, Merger Sub, and Western. In connection with the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the Merger, you have requested that we deliver to you our opinion concerning certain U.S. federal income tax consequences of the Merger.

     For purposes of our opinion, we have reviewed the Merger Agreement, the Registration Statement, and such other documents and corporate records, and have considered such matters of law, as we have deemed necessary or appropriate. In addition, we have assumed that (1) the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver of any term thereof, and in the manner contemplated by the Registration Statement, (2) the factual statements, representations, and covenants set forth in the Merger Agreement and the Registration Statement, including all annexes and exhibits thereto, are true, correct, and complete and have been complied with, and will continue to be true, correct, and complete and complied with at all times up to and including the effective time of the Merger, and (3) the factual statements, representations, and covenants contained in the respective letters of Western and ALLTEL to us, each dated the date hereof and delivered to us for purposes of our opinion, are true, correct, and complete and will continue to be true, correct, and complete at all times up to and including the effective time of the Merger, and thereafter as relevant. If any of the foregoing assumptions is untrue for any reason, our opinion may be adversely affected and may not be relied upon.

     Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretation, possibly with retroactive effect.

     Based upon and subject to the foregoing, it is our opinion that the Merger will be treated as a reorganization within the meaning of section 368(a) of the Code and each of ALLTEL and Western will be treated as a party to the reorganization within the meaning of section 368(b) of the Code.

     We express no opinion on any federal income tax consequence of the Merger other than as set forth above. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the references to us contained therein under the captions “THE MERGER — Material United States Federal Income Tax Consequences of the Merger” and “LEGAL MATTERS.” In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day